Exhibit 99.1

InsWeb Purchases Common Stock from Intuit and Softbank

SACRAMENTO, Calif., February 26, 2003 — InsWeb Corp. (Nasdaq: INSW), one of the largest producers of automobile insurance in the U.S., today announced that it has purchased 2,241,440 shares of InsWeb Corporation common stock, consisting of 1,169,898 shares held by Intuit Insurance Services, Inc. and 1,071,542 shares held by SOFTBANK America Inc. The shares were purchased for $3.8 million, or $1.70 per share. With the closing of this transaction, Softbank Corporation holdings of InsWeb common stock have been reduced to 353,032 shares, while Intuit Insurance Services, Inc. holds no additional shares.

Following these transactions, InsWeb has 4,705,104 shares of common stock outstanding and at December 31, 2002 had $28.9 million in cash and short-term investments.

About InsWeb

InsWeb enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.